Exhibit 99.1

For Immediate Release:	Contact:	Kevin Handwerker
General Counsel
(914) 921-5192

For further information please visit
www.gabelli.com

GAMCO Announces the Termination of its Modified Dutch Auction Tender Offer

Rye, New York, March 18, 2020 – GAMCO Investors, Inc. (the “Company” or “GAMCO”) (NYSE: GBL) announced today that it has terminated its offer to purchase up to $30,000,000 in aggregate purchase price of its Class A common stock, $0.001 par value, which was due to expire at 5:00 P.M., Eastern Time, on April 8, 2020 (such offer, the “Offer”), as a result of the suspension of trading and market index conditions to the Offer not having been satisfied. As a result of this termination, no shares will be purchased in the Offer and all shares previously tendered and not withdrawn will be promptly returned to tendering holders.

On March 11, 2020, GAMCO commenced the Offer, pursuant to which, holders of shares were invited to tender some or all of their shares at a price within the range of $15.00 to $17.00 per share, which would have enabled GAMCO to purchase for cash up to 2,000,000 shares of its Class A common stock.

GAMCO's obligation to acquire shares pursuant to the Offer was subject to various terms and conditions as specified in the offer to purchase and letter of transmittal documents that were distributed to holders, including conditions that specified that (i) there shall not have occurred any general suspension of trading in, or limitation on prices for, securities on any national securities exchange in the United States and (ii) there shall not have occurred a decrease of more than 10% in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index or Standard & Poor's Composite Index of 500 Industrial Companies (the “S&P 500 Index”), in each case measured from the close of trading on March 10, 2020, the last full trading day prior to the commencement of the Offer.

Under the terms of the Offer, once such a trading suspension or decrease in market prices occurred at any time prior to the expiration of the Offer, and regardless of any subsequent reopening of trading or share price or market index changes, GAMCO had the right to terminate the Offer.

On March 12, 2020 and March 16, 2020, the New York Stock Exchange (“NYSE”) suspended trading for fifteen minutes following a material decline in the S&P 500 Index. In addition, on March 16, 2020, each of the New York Stock Exchange Index, the Dow Jones Industrial Average, the NASDAQ Global Market Composite Index, and the S&P 500 Index experienced a decrease of more than 10% in the general level of market prices for equity securities in the United States. Accordingly, the Company has exercised its right to terminate the Offer as a result of these triggering events having occurred.

The Company may seek opportunities in the future to repurchase shares from time to time, subject to applicable law, pursuant to its stock buyback program.  The Board has authorized an increase to purchase $30 million of its outstanding Class A common stock under its stock buyback program. These repurchases will be made from time to time in either open market transactions or in privately negotiated transactions. Repurchases may also be made under 10b5-1 plans, which would permit shares to be repurchased through pre-determined criteria when the Company would otherwise be prohibited from doing so under insider trading laws. The timing, volume and nature of share repurchases will be at the discretion of management, dependent on market conditions, other priorities of cash investment, applicable securities laws and other factors. This stock buyback program does not obligate the Company to acquire any particular amount of common stock, and it may be suspended or discontinued at any time. Rule 13e-4(f) under the Exchange Act generally prohibits the Company and its affiliates from purchasing any shares until at least ten business days after the date the Offer was terminated.

About GAMCO Investors, Inc.

GAMCO Investors, Inc., through its subsidiaries, manages open-end funds and closed-end funds (Gabelli Funds, LLC) and private advisory accounts (GAMCO Asset Management Inc.).

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this press release may contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events.  In particular, these include statements relating to future actions, future performance and financial results.  Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual results will not differ materially from what we expect or believe.